Exhibit 99.1

News	Contact: Investor Relations ViaSat Inc. 760-476-2633 www.viasat.com
ViaSat Announces First Quarter Results
Carlsbad, CA — August 5, 2009 — ViaSat, Inc. (NASDAQ: VSAT), a producer of innovative satellite and other wireless communications and networking systems, today announced financial results for the first quarter of fiscal year 2010. The fiscal first quarter results include new contract awards of $120.6 million, revenues of $158.4 million and non-GAAP diluted net income per share attributable to ViaSat, Inc. common stockholders of $0.33 or $0.25 per share on a diluted GAAP basis.
     “Strong earnings growth and a robust order pipeline are key dimensions of a solid start to our new fiscal year,” said Mark Dankberg, CEO and chairman of ViaSat. “The broad range of market applications we serve has helped sustain our momentum. Increasing tempo in bid and proposal activities in government satellite, information assurance, tactical data links and broadband satellite networks are indicative of the near and mid-term growth opportunities before us. ViaSat-1 satellite construction, ground segment development, financing activities, and business relationships continue to meet our expectations and gain momentum as we pass the half way point of the project.”
Financial Results1

(In millions, except per share data)	Q1 FY10	Q1 FY09
Revenues	$158.4	$153.0
Net income attributable to ViaSat, Inc.	$8.3	$6.3
Diluted per share net income attributable to ViaSat, Inc. common stockholders	$0.25	$0.20
Non-GAAP net income attributable to ViaSat, Inc. [2]	$10.8	$9.1
Non-GAAP diluted net income per share attributable to ViaSat, Inc. common stockholders [2]	$0.33	$0.29
Fully diluted weighted average shares	32.7	31.6

New orders/Contract awards	$120.6	$205.9
Sales backlog	$436.8	$427.4

[1]	ViaSat uses a 52 or 53 week fiscal year which ends on the Friday closest to March 31. ViaSat’s quarters for fiscal year 2010 end on July 3, 2009, October 2, 2009, January 1, 2010 and April 2, 2010. Fiscal year 2010 is a 52 week year, compared with a 53 week year in fiscal year 2009. As a result of the shift in the fiscal calendar, the second quarter of fiscal year 2009 included an additional week.

[2]	All non-GAAP numbers have been adjusted to exclude the effects of acquisition charges (amortization of intangible assets) and non-cash stock-based compensation expenses. A reconciliation of specific adjustments to GAAP results for these periods is included in the “Reconciliation Between Net Income attributable to ViaSat, Inc. on a GAAP Basis and Non-GAAP Basis” table contained in this release. A description of our use of non-GAAP information is provided below under “Use of Non-GAAP Financial Information.”

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ViaSat News	2
Government Systems Segment
     The Government Systems segment recorded quarterly revenues of $92.6 million, a 4.4% increase over the first quarter of fiscal year 2009. The revenue growth was primarily related to higher sales of next generation military satellite communication systems, next generation tactical data link development, and from our majority-owned subsidiary TrellisWare, offset by decreased sales of video data link systems. New contract awards in our Government Systems segment for the first quarter of fiscal year 2010 were $78.0 million.
Commercial Networks Segment
     For the Commercial Networks segment, revenues were $63.3 million for the first quarter, which was a 0.6% increase from the first quarter of fiscal year 2009. The revenue increase was primarily derived from higher revenues related to the development of enterprise VSAT products, offset by decreased sales of consumer broadband products and decreased program performance in our antenna systems product group. New contract awards in our Commercial Networks segment for the first quarter of fiscal year 2010 were $39.1 million.
Satellite Services Segment
     Our Satellite Services segment contributed revenues of $2.5 million for the first quarter, which was an 82.8% increase compared to the first quarter of fiscal year 2009. The revenue growth was primarily derived from service arrangements supporting the mobile broadband services market. New contract awards in our Satellite Services segment for the first quarter were $3.5 million.
Selected First Quarter 2010 Business Highlights
•	Won a $21 million delivery order for our Multifunctional Information Distribution System (MIDS) terminals and delivered the first pre-qualification Production Transition Terminal (PTT) version of the MIDS Joint Tactical Radio System (MIDS JTRS).

•	Continued expansion of our mobile satellite services network with partner KVH Industries to cover maritime and airborne services in Japan and additional regions of Asia and the Indian Ocean.

•	Received key new orders for ArcLight® mobile broadband network infrastructure and airborne satellite terminals for intelligence, surveillance, and reconnaissance (ISR) applications.

•	Received certification from the National Security Agency (NSA) for the ruggedized AN/PSC-14(C) Broadband Global Area Network (BGAN) integrated manpack terminal.

•	Announced $53 million in contracts from RascomStar-Qaf to deliver satellite systems for high-capacity infrastructure communications carrying pan-African telephony and data between regional and national capitals and for rural telecommunications access.

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ViaSat News	3
•	Continued development of our new short-range radar system-on-a-chip, designed by ViaSat’s US Monolithics division, to decrease costs and explore radar sensing applications in traffic management, aeronautical control, and perimeter security.

•	Entered into a Fourth Amended and Restated Revolving Loan Agreement with Banc of America Securities LLC, Bank of America, N.A., JPMorgan Chase Bank, N.A., Union Bank, N.A., and a group of other lenders to expand our revolving credit facility from $85 million to $170 million.
Safe Harbor Statement
     This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements that refer to our near and mid-term growth opportunities and the progress and expectations associated with our ViaSat-1 satellite project. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause actual results to differ include: continued turmoil in global financial markets and economies; the availability and cost of credit; the ability to have manufactured or successfully launch ViaSat-1, or implement the related satellite service; the ability to successfully develop, introduce and sell new products and enhancements; reduced demand for products as a result of continued constraints on capital spending by customers; reliance on U.S. government contracts; changes in relationships with, or the financial condition of, key customers or suppliers; and other factors affecting the communications industry generally. In addition, please refer to the risk factors contained in ViaSat’s SEC filings available at www.sec.gov, including ViaSat’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. ViaSat undertakes no obligation to update or revise any forward-looking statements for any reason.
Conference Call
     ViaSat Inc. will host a conference call to discuss these fiscal year 2010 first quarter results at 5:00 p.m. Eastern Time on Wednesday, August 5, 2009. The dial in number is (877) 440-5796 and (719) 325-4877 internationally. A replay of the conference call will be available from 8:00 p.m. Eastern Time on Wednesday, August 5, 2009 through midnight on Sunday, August 9, 2009 by dialing (888) 203-1112 for U.S. callers and (719) 457-0820 for international callers, and entering the passcode 4027454. You can also access our conference call webcast and other material financial information discussed on our conference call (including any information required by Regulation G) on the Investor Relations section of our website at investors.viasat.com. The call will be archived and available on that site for approximately one month immediately following the conference call.

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ViaSat News	4
About ViaSat (www.viasat.com)
     ViaSat produces innovative satellite and other digital communication products that enable fast, secure and efficient communications to any location. The company provides networking products and managed network services for enterprise IP applications; is a key supplier of network-centric military communications and encryption technologies and products to the U.S. government; and is the primary technology partner for gateway and customer-premises equipment for consumer and mobile satellite broadband services. ViaSat also offers design capabilities and a number of complementary products including monolithic microwave integrated circuits and modules, DVB-S2 satellite communication components, video data link systems, data acceleration and compression, and mobile satellite antenna systems. ViaSat is based in Carlsbad, CA, has major locations in Duluth, GA, and Germantown, MD (Comsat Laboratories division), and additional field offices and service centers worldwide.
Use of Non-GAAP Financial Information
To supplement ViaSat’s consolidated financial statements presented in accordance with GAAP, ViaSat uses non-GAAP net income attributable to ViaSat, Inc., a measure ViaSat believes is appropriate to enhance an overall understanding of ViaSat’s past financial performance and prospects for the future. Non-GAAP net income attributable to ViaSat, Inc. excludes the effects of acquisition charges (amortization of intangible assets) and non-cash stock-based compensation expenses. We believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting and facilitates comparisons to the company’s historical operating results. Further, these adjusted non-GAAP results are among the primary indicators that management uses as a basis for planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with generally accepted accounting principles. A reconciliation of specific adjustments to GAAP results is provided in the “Reconciliation Between Net Income attributable to ViaSat, Inc. on a GAAP Basis and Non-GAAP Basis” table contained in this release.
ArcLight is a registered trademark of ViaSat Inc. Comsat Labs and Comsat Laboratories are trade names of ViaSat Inc. Neither Comsat Labs nor Comsat Laboratories is affiliated with COMSAT Corporation. “Comsat” is a registered trademark of COMSAT Corporation.

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ViaSat News	5
Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)

	Three months ended
	July 3, 2009	June 27, 2008
Revenues	$158,408	$152,961
Operating expenses:
Cost of revenues	111,713	108,020
Selling, general & administrative	26,916	23,604
Independent research and development	7,003	9,840
Amortization of intangible assets	1,505	2,340

Income from operations	11,271	9,157
Interest, net	(82)	616

Income before income taxes and minority interest	11,189	9,773
Provision for income taxes	2,897	3,403

Net income	8,292	6,370
Less: Net income attributable to the noncontrolling interest, net of tax	23	79

Net income attributable to ViaSat, Inc.	$8,269	$6,291

Diluted net income per share attributable to ViaSat, Inc. common stockholders	0.25	0.20
Diluted common equivalent shares	32,683	31,595

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME ATTRIBUTABLE TO VIASAT, INC. ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:

GAAP net income attributable to ViaSat, Inc.	$8,269	$6,291
Amortization of intangible assets	1,505	2,340
Stock-based compensation expense:	2,562	2,189
Income tax effect	(1,497)	(1,711)

Non-GAAP net income attributable to ViaSat, Inc.	$10,839	$9,109

Non-GAAP diluted net income per share attributable to ViaSat, Inc. common stockholders	$0.33	$0.29

Diluted common equivalent shares	32,683	31,595
Condensed Consolidated Balance Sheet
(Unaudited)
(In thousands)

	July 3, 2009	April 3, 2009
Assets
Current Assets:
Cash and S-T investments	$104,272	$63,491
Accounts receivable, net	183,832	164,106
Inventory	67,646	65,562
Deferred income taxes	26,724	26,724
Other current assets	19,194	18,941

Total current assets	401,668	338,824

Goodwill	65,429	65,429
Other intangible assets, net	15,150	16,655
Property and equip, net	187,207	170,225
Other assets	33,781	31,809

	$703,235	$622,942

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$51,198	$63,397
Accrued liabilities	65,335	72,037

Total current liabilities	116,533	135,434
Line of credit	80,000	—
Other liabilities	24,722	24,718

Total liabilities	221,255	160,152
Total ViaSat, Inc. stockholders’ equity	477,915	458,748
Noncontrolling interest in subsidiary	4,065	4,042
Total stockholders’ equity	481,980	462,790

	$703,235	$622,942